Exhibit 99.(p)(13)

CODE OF ETHICS

Date of Last Review: September 2025

10/22/2025 12:32 PM

Garcia Hamilton & Associates, LP - GH&A Code of Ethics	Contents

Contents

I.	General Principles	3

II.	Personal Securities Transactions	5

III.	Insider Trading	9

IV.	Pay to Play Compliance	11

V.	Investor Complaints, Violations, and Whistleblowing	14

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	I. General Principles

I.	General Principles

A. Responsibility. It is the responsibility of Garcia Hamilton & Associates, L.P.’s (“GH&A”) management to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics (the “Code”) provides details of regulatory and business ethical standards to which all employees must adhere. For the purposes of this Code, employees include any partners, officers, directors, and individuals employed by or associated with the Firm, including contract workers and temporary employees, who manage client accounts, make recommendations, solicit investment advisory business, or supervise individuals who perform the above functions.

B. Duty to Clients. The Firm has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Firm must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty, good faith, care, and honesty to its clients.

C. Prohibited Acts. Employees must comply with applicable federal securities laws. Employees are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts, from:

1.	Employing any device, scheme or artifice to defraud;
2.	Making any untrue statement of a material fact;
3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;
4.	Engaging in any fraudulent or deceitful act, practice or course of business; or
5.	Engaging in any manipulative practices.

Conflicts of Interest. The Firm has a duty to disclose potential and actual conflicts of interest to their clients. All employees have a duty to report potential and actual conflicts of interest to the Firm. Therefore, all employees are required to disclose annually any board position they or their spouse hold for a foundation, endowment, charity or similar organization, private company, publicly traded company, or government entity. In addition, prior to acceptance of any position in an outside enterprise, i.e., a publicly-held company or government entity, or serving as a member of an investment committee of any Board, an employee must submit a Notice of Intent to Accept Position via the Firm’s compliance software, the Ascendant Compliance Management (ACM) system, for review and acceptance or denial.

Gifts and gratuities. Gifts and gratuities (other than de minimis gifts of $100 or less) from persons or entities doing business with the Firm are required to be reported via ACM so that the Firm can consider whether it may give the appearance that a potential conflict in selecting one service provider over another is present, based on receipt of such a gift. Gifts and gratuities that would be considered not permissible are those that fall outside the Firm’s Gift and Business Entertainment policy for which the employee has not sought and received pre-clearance.

Employees should refer to GH&A’s Gift and Business Entertainment Policy in the Firm’s Compliance Manual for specific procedures surrounding gifts and business entertainment, including examples of permissible and non- permissible gifts and employee reporting requirements.

If an employee is not certain if a gift qualifies as a de minimis gift, the Chief Compliance Officer should be consulted.

D. Political and other Sensitive Payments. Employees must not participate individually or on behalf of the Firm, a subsidiary, or any client, directly or indirectly, in any of the following transactions:

•	Use of the Firm’s funds for political purposes or for payments to government officials or employees (other than disbursement in the ordinary course of business for such legal purposes such as payment of taxes).

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	I. General Principles

•	Making political or charitable donations for the purpose of obtaining or retaining advisory contracts with government entities.
•	Consider the Firm’s current or anticipated business relationships as a factor in soliciting political or charitable donations.
•	Payment or receipt of bribes, kickbacks, or payment or receipt of any other amount with an understanding that part or all of such amount will be refunded or delivered to a third party in violation of any law applicable to the transaction. If an employee is solicited to make or receive an illegal payment in connection with the Firm’s business, they should contact the Chief Compliance Officer.
•	Paying third parties to solicit government entities for advisory business unless such third parties are registered broker-dealers or registered investment advisers.
•	Coordinating or soliciting from others campaign contributions to elected officials who are in a position to influence the selection of the adviser or payments to political parties in the state or locality where the adviser is seeking government business.

E. Use of Disclaimers. The Firm shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F. Suitability. The Firm shall only recommend those investments that are suitable for a client, based upon the client’s investment policy and guidelines as understood by the Firm.

G. Duty to Supervise. The Firm is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;
2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;
3.	Ensuring that all advisory personnel fully understand the Firm’s policies and procedures; and
4.	Establishing a review system designed to provide reasonable assurance that the Firm’s policies and procedures are effective and are being followed.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	II. Personal Securities Transactions

II.	Personal Securities Transactions

Advisers Act Rule 204-2

A. Purpose. The following procedures are designed to ensure that conflicts with client interests are avoided and that the Firm’s employees conduct their personal trading activities in a manner consistent with the Firm’s fiduciary obligations and regulatory requirements.

B. Responsibility. The Chief Compliance Officer shall maintain current and accurate records of certain personal securities transactions of all Firm employees, as more fully described below. Currently, all employees are deemed to be Access Persons subject to this Code.

C.	Definitions
1.	Access Person. The term “access person” includes any supervised person of the Firm who (1) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. In addition, as the Firm’s primary business is providing investment advice, all of the Firm’s employees, directors, officers and partners are presumed to be access persons.
D.	Reporting
1.	Holdings Report. Each employee must submit to the Chief Compliance Officer via ACM a report of all holdings in Reportable Securities, as defined below, in which such employee has any direct or indirect beneficial ownership, within 10 days of their employment. Additionally, each employee must attest that all reportable accounts are set up and all holdings are reported within ACM on a quarterly basis. All information provided must be current as of a date no more than 45 days prior to the date the report is submitted.
2.	Quarterly Transaction Report. Each employee must submit a report of their personal securities transactions during the calendar quarter to the Chief Compliance Officer via ACM no later than 30 days after the end of each calendar quarter.

The following reporting requirements should be noted:

a.	Holdings and transactions in Reportable Securities only are required to be reported.

Reportable Securities includes items you may not think of as “securities,” such as:

•	Exchange Traded Funds (ETFs)
•	Options;
•	Closed end funds (fixed number of shares)
•	Limited Partnerships (publicly traded)
•	Private investment funds, hedge funds, and investment clubs.
b.	To be clear, the only securities not required to be reported are:
•	the direct obligations of the Government of the United States;
•	bankers’ acceptances, bank certificates of deposit, commercial paper, money market instruments, and high quality short-term debt instruments, including repurchase agreements;
•	futures transactions (other than futures on individual securities);

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	II. Personal Securities Transactions

•	shares of money market funds.
c.	Transactions effected in any account over which an employees has any direct or indirect influence or control, are required to be reported. An employee is deemed to have direct or indirect influence or control over: the employee’s spouse, minor children, parents, and adults living in the same household; trusts over which the employee has discretionary authority; as well as managed accounts and automatic investment plans, as defined below;
d.	Transactions effected in any account over which neither the Firm nor its employees have any direct or indirect influence or control are not required to be reported.

A “managed account” is an account for which the employee has the ability to:

•	Confirm or approve a securities transaction prior to the consummation of the transaction;
•	Make any suggestions regarding a securities transaction;
•	Direct any specific securities transactions; or
•	Consult with the third-party discretionary manager as to the particular allocation of investments to be made in the account.

An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

E.	Other Requirements/Restrictions
1.	Pre-clearance of trades and review. Employees must submit a Pre-clearance Form to the Chief Compliance Officer via ACM for pre-clearance of transactions in all Covered Securities, before a trade is executed by the employee. Covered Securities include all Reportable Securities as defined in Section D.2.(a). The Chief Compliance Officer, in turn, will submit a pre-clearance form for their own personal trades to a the Chief Operating Officer for approval.

Pre-Clearance Exemptions:

Transactions listed below are exempted from pre-clearance. All such transactions, however, remain subject to the reporting requirements set forth within the Code.

•	Transactions effected in managed accounts (as defined above) or automatic investment plan (as defined above);and
•	Any transactions effected in securities listed in Section D.2.(b) above.

The Chief Compliance Officer or their designee must pre-approve all personal securities transactions requests via ACM prior to an employee executing the order. In addition, the Chief Compliance Officer or designee shall conduct a periodic review of all employees’ personal securities transactions.

2.	Length of Time of Approval. Approvals to trade in a security are valid for twenty-four hours, after which a new approval must be obtained if the initial trade was not executed. The exception to this rule is a limit order which is valid for thirty days, after which a new approval must be obtained.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	II. Personal Securities Transactions

3.	Duplicate Brokerage Confirmation and Statements. For accounts not set up to feed electronically in ACM, duplicate confirmation of trades in the Covered Securities and duplicate statements, monthly or quarterly, as applicable to the account, should be sent by the brokerage firm to the Chief Compliance Officer in a timely manner at: Garcia Hamilton & Associates, L.P., Chief Compliance Officer, P.O. Box 52130, Houston, TX 77052-2130. Such duplicate monthly or quarterly account statements can be submitted in lieu of attaching copies of your documents to the Quarterly Personal Trading/Conflicts of Interest Reports, provided that all of the required information is contained in the statements. For accounts set up to feed electronically in ACM, the system will receive and review statements and confirmation of trades, flagging any that require pre-approval.
4.	Special Issues. Trading in a new issue while it is in its initial public offering (“IPO”) stage is specifically prohibited. The Firm’s employees may begin trading a new issue as soon as the secondary market trading in that security has begun. Likewise, employees’ personal trading in limited, private offerings or private placement (“limited offerings”) must be submitted for pre-approval by the Chief Compliance Officer.

5.	Blackout Periods. GH&A prohibits employees from executing a securities transaction on a day during which any client has a pending or executed “buy” or “sell” in the same security, excepting transactions effected in managed accounts for which the employee certifies that theydo not suggest or provide direction on any particular purchases, sales or allocations of investments in the account or transactions executed in an account pursuant to an automatic investment plan.

6.	Short-term Trading. Short-term trading by employees is strongly discouraged. Accordingly, any short-term trading profits on transactions in Reportable Securities realized on a shorter than 30-day duration shall be disgorged and donated to a charity.
7.	Firm Managed Employee Portfolios. The pre-clearance procedure is replaced in these portfolios by the portfolio manager’s trade order. The securities of employee and employee family members are traded in accordance with GH&A’s trading policy for proprietary and affiliated accounts.
8.	Reporting of Violations. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm’s policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.
9.	Acknowledgment. The Firm requires that all employees acknowledge in writing that they understand and agree to comply with the Firm’s policy on personal securities transactions upon hire as well as annually via ACM. In addition, receipt of any amendments to the Code will require an acknowledgement by employees.
10.	Education. The Firm will provide employees with training at least annually regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, any amendments and regulatory changes.
F.	General Sanction Guidelines
•	Non-Preclearance of Personal Trades. The Chief Compliance Officer may issue a verbal warning or Letter of Warning to the employee at first offense, dependent on the severity of the offense. A repeat violator shall receive a Letter of Warning and reprimands including administrative warnings, demotions, disgorgement of profits, monetary penalties, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	II. Personal Securities Transactions

•	Late Filing of the Required Reports. The Chief Compliance Officer may issue a verbal warning or Letter of Notification to the employee at first offense, dependent on the severity of the offense. A repeat violator shall receive Letter of Notification and reprimands including administrative warnings, demotions, suspensions or dismissal of the person involved. These are guidelines only, so the Firm can apply any appropriate sanction depending upon the circumstances, up to and including dismissal.
•	It should be emphasized that all required filings and reports under this policy shall be monitored by the Chief Compliance Officer or designee. The Chief Compliance Officer will receive and review report of violations periodically. Violators will be subject to reprimand, monetary fine, termination or reporting to regulators, depending on the degree of the offense.

G. Confidentiality. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the Firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon proof that they are empowered to review such documents. Other than those limited purposes, the reports will be kept confidential by the Compliance Department once they have been reviewed.

H.	Recordkeeping. GH&A will maintain in its records the following:
•	A copy of the Code that is or was in effect
•	Records of violations of the Code
•	Actions taken as a result of the violations
•	Copies of employees’ acknowledgment of receipt of the Code
•	All reports and forms required to be filed by employees under the Code
•	A record of all persons who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports
•	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve purchase of a limited offering

The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years in an appropriate office. The retention period for acknowledgment of the Code is five years after the individual ceases to be an access person.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	III. Insider Trading

III.	Insider Trading

A. Supervisory Responsibility. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm’s policies and procedures against insider trading embodied in this section of the Code.

B. Section 204A of the Adviser Act. Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as “insider trading.”

C.	Definitions
1.	Insider. The term “insider” is broadly defined. It includes officers, directors and employees of the Firm. In addition, a person can be a “temporary insider” if that person enters into a special confidential relationship in the conduct of a Firm’s affairs and, as a result, is given access to information solely for the Firm’s purposes. A temporary insider can include, among others, the Firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Firm to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Firm will be considered an insider.
2.	Insider Trading. The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:
a.	Trading by an insider while in possession of material non-public information;
b.	Trading by a non-insider (also called a “temporary insider”) while in possession of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and
c.	Communicating material non-public information to others.
3.	Material Information. The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Firm’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to:
•	dividend changes;
•	earnings estimates;
•	changes in previously released earnings estimates;
•	significant merger or acquisition proposals or agreements;
•	major litigation;
•	liquidation problems;
•	proprietary products; and
•	extraordinary management developments.
4.	Non-Public Information. Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered public information.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	III. Insider Trading

D.	The Firm’s Policy on Insider Trading

All employees are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an employee has received information, they should refrain from trading while in possession of that information unless they first determine that the information is either public, non-material, or both. The employee should also refrain from disclosing the information to others, such as family, relatives, business or social acquaintances that do not need to know such information for legitimate business reasons. If the employee has any questions at all as to whether the information is material and nonpublic, they must resolve the question before trading, recommending trading, or divulging the information.

In addition, employees are prohibited from trading either personally or on behalf of others in companies where an employee of the firm serves in a fiduciary capacity. A list of such restricted companies shall be maintained and distributed to all employees as changes occur.

If any doubt at all remains, employees should consult the Chief Compliance Officer prior to trading or disclosure of the information.

E.	Prevention of Insider Trading. To prevent insider trading from occurring, the Chief Compliance Officer shall:
1.	design an appropriate educational program and provide educational materials to familiarize employees with the Firm’s policy;
2.	answer questions and inquiries regarding the Firm’s policy;
3.	review the Firm’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;
4.	resolve issues as to whether information received by an employee constitutes material and non- public information;
5.	Upon determination that an employee has possession of material non-public information:
a.	implement measures to prevent dissemination of such information; and
b.	restrict employees from trading on any affected securities.

F. Detection of Insider Trading. In order to detect insider trading and inappropriate personal securities transactions, the Chief Compliance Officer shall, from time to time:

1.	review the trading activity reports filed by employees;
2.	review the trading activity of accounts managed by the Firm;
3.	coordinate the review of such reports when necessary, with other appropriate employees of the Firm.
G.	Sanctions

Any violation of the Insider Trading Policy can be expected to result in serious sanctions by the Firm. Immediately upon learning of a potential insider trading violation, the Chief Compliance Officer shall prepare a written report to the management of the Firm providing full details and recommendations for further action, including reprimands, demotions, monetary penalties, suspensions, dismissal or reporting to the regulatory authorities.

H. Acknowledgement. The Firm requires that all employees acknowledge in writing that they have reviewed and agree to comply with the Firm’s policy and procedures on Insider Trading upon hire as well as annually.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	IV. Pay to Play Compliance

IV.	Pay to Play Compliance

Advisers Act Rule 206(4)-5

A. Purpose. The following procedures are designed to ensure that conflicts with government client interests are avoided and that the Firm’s employees conduct their personal political contribution activities in a manner consistent with the Firm’s fiduciary obligations and regulatory requirements.

B. Responsibility. The Chief Compliance Officer shall be responsible for implementing, monitoring and enforcing the Firm’s policies and procedures regarding political contributions and payments to third party solicitors by employees embodied in this section of the Code.

C. Rule 206(4)-5 of the Adviser Act. Rule 206(4)-5 of the Investment Advisers Act of 1940 prohibits the Firm from:

a.	Providing advisory services for compensation for two years after a covered associate (defined below) makes a contribution to certain elected officials who are in a position to influence the selection of the Firm;
b.	Providing or agreeing to provide, directly or indirectly, payment to any third party for solicitation of advisory business from any government entity on behalf of the Firm, unless the third-party is an SEC- registered investment adviser or broker-dealer; or
c.	Coordinating or soliciting from others campaign contributions to elected officials who are in a position to influence the selection of the Firm or payments to certain political parties in the state or locality where the adviser is seeking government business.
D.	Definitions
•	Covered Associate. Only a “covered associate” must comply with this Section. Covered associates include (a) the Firm’s general partners, limited partners, managing members, executive officers, (b) any employee that solicits from a government entity for the Firm and any person who supervises such persons, (c) any spouse or dependent child(ren) of any general partners or limited partners,or (d) any Political Action Committee (PAC) controlled by the Firm or other covered associates.
•	Government Entity. A “government entity” includes all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.
•	Contribution. A “contribution” includes a gift, subscription, loan, advance or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office, payment of debt incurred in connection with any such election or transition, or inaugural expenses of a successful candidate for state or local office.
•	Indirect Contribution. A contribution given on behalf of a covered associate of the Firm.
•	Payment. A “payment” is defined as any gift, subscription, loan, advance or deposit of money or anything of value. Payments may also include quid pro quo arrangements.
•	Regulated Person. A “regulated person” includes:
1.	An SEC-registered investment advisor; provided, that such person and its covered associates have not, within two years of soliciting a government entity:
a.	Made a contribution to an official of that government entity; or

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	IV. Pay to Play Compliance

b.	Coordinated, or solicited any persons to make, any contribution to an official of a government entity to which the investment adviser that hired the solicitor is providing or seeking to provide investment advisory services, or payment to a political party of a state or locality where the investment adviser that hired the solicitor is providing or seeking to provide investment advisory services to a government entity; and
2.	An SEC-registered broker-dealer that is a member of a registered national securities association such as FINRA that has a rule (a) that prohibits members from engaging in distribution or solicitation activities if certain political contributions have been made; and (b) that the SEC finds both to impose substantially equivalent or more stringent restrictions on broker-dealers than the Rule imposes on investment advisers and to be consistent with the objectives of the Rule.
E.	Policy on Political Contributions and Payments to Third Party Solicitors.
•	Political Contributions. Each covered associate must submit a Pre-Clearance Form via ACM to the Chief Compliance Officer for pre-clearance of all political contributions made on the state and local level prior to making any such contribution. Forms should include details regarding the jurisdiction in which the candidate is seeking public office and the position that the official or candidate holds or is seeking. Each form should include a signed certification that no contribution will be made to elected officials, current candidates, or political parties where the Firm is providing or seeking government business. The Chief Compliance Officer will conduct a review to determine whether the official or candidate to whom the Covered Associate proposes to make a political contribution is in a position to influence the selection of the Firm for advisory services to government clients.
•	Payments to Third Party Solicitors. Each covered associate must submit a Pre-Clearance Form to the Chief Compliance Officer for pre-clearance of all payments to any third-party for solicitation of advisory business prior to making any such payment. Any such payment will be approved only if the third party is a regulated person. The Chief Compliance Officer will carefully screen new candidates to determine whether the third parties meet the definition of a regulated person. The Chief Compliance Officer will also conduct regular monitoring, not less than once every quarter, of current third party solicitors to which payments are made by covered associates, to determine if such third parties continue to meet the requirements of a regulated person.
•	De Minimis Exceptions. The Chief Compliance Officer will determine, based on their review of a submitted Pre-Clearance Form, whether or not a contribution meets the de minimis contribution exceptions outlined here: (a) contributions of $350 or less to officials for whom the Covered Associate is entitled to vote or (b) contributions of $150 or less for whom the Covered Associate is not entitled to vote. Contributions over the de minimis amount submitted on a Pre-Clearance Form may be approved on a case-by-case basis following review by the Chief Compliance Officer and the Managing Partner. Funneling contributions through family members, or any third party, as a means to circumvent the rule is illegal and strictly prohibited.
•	Coordinated or Solicited Contributions or Payments. There is no de minimis exception for coordinated or solicited contributions or payments described in paragraph C.(c) above, which are prohibited.
F.	Reporting
•	Quarterly Transaction Report. Each employee must submit a report of their personal political contributions and/or payments to third party solicitors during the calendar quarter to the Chief Compliance Officer via ACM no later than 30 days after the end of each calendar quarter.

The following reporting requirements should be noted:

a.	The name of the Covered Associate if other than the employee submitting the Report; and

b.	The jurisdiction in which the candidate or official is seeking public office; and

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	IV. Pay to Play Compliance

c.	The position that the candidate or official holds or is seeking; and
d.	The dollar value of the contribution; and
e.	Indication regarding entitlement of the Covered Associate to vote for the candidate or official.
•	Certifications. The Chief Compliance Officer or designee shall conduct a periodic review of all employees’ personal political contributions certifications. In addition, the Chief Compliance Officer may conduct e-mail review to independently verify compliance with the policy.
G.	Record Keeping. The firm will maintain in its records the following:
•	Names, titles and addresses of all covered associates.
•	Details of all government entities to which the investment adviser provides or had provided investment advisory services in the past five years.
•	All direct and indirect contributions made by the investment advisor or any of its covered associates to an official of a government entity.
•	Records of Pre-Clearance Forms and certifications.
•	The name and address of each regulated person to whom the investment adviser provides or agrees to provide payment to solicit a government entity for investment advisory services on its behalf.

H. Confidentiality. All reports and documents are strictly confidential and will not be discussed with any unauthorized associates of the Firm. They will be made available, however, to the Securities and Exchange Commission or other regulatory body upon the Firm’s reasonable belief that they are empowered to review such documents. Other than those limited purposes, the reports will be kept confidential by the Compliance Department once they have been reviewed.

I. New Covered Associates. New covered associates must disclose all state and local political contributions from the time they entered into employment negotiations with the Firm.

J. Reporting of Violations. If a person who is subject to this Code becomes aware of a violation of the Code, the individual is required to report it to the Chief Compliance Officer promptly. It is the Firm’s policy to investigate the potential violation promptly and confidentially. Retaliation against the individual who reports a violation is prohibited and constitutes a further violation of the Code.

K. Acknowledgment. The Firm requires that all employees acknowledge in writing that they understand and agree to comply with the Firm’s policy on political contributions upon hire as well as annually. In addition, receipt of any amendments to the Code will require an acknowledgment by employees.

L. Education. The Firm will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, any amendments and regulatory changes.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	V. Investor Complaints, Violations, and Whistleblowing

V.	Investor Complaints, Violations, and Whistleblowing

A. Purpose. The following policy and procedures are designed to 1) effect compliance with all applicable laws, rules and regulations to which the Firm is subject, and 2) ensure protection from retaliation for individuals who report possible violations of Federal securities laws internally or externally.

B. Rule 21F-17(a). Rule 21F-17(a) of the Exchange Act. Section 21F of the Securities and Exchange Act of 1934 (“Exchange Act”) authorizes the Commission to provide certain incentives and protections for securities whistleblowers. As part of the implementation of these whistleblower provisions, the Commission adopted Rule 21F-17(a) under the Exchange Act, which prohibits any person from taking any action to impede an individual from communicating directly with Commission staff about a possible securities law violation. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, a Registered Investment Adviser (“RIA”) must adopt and implement procedures for receiving and reviewing employee whistleblower complaints. GH&A is committed to high standards of ethical, moral and legal business conduct. In line with this commitment, and the Firm’s emphasis to open communication, this policy aims to provide an avenue for Firm employees to raise concerns and reassurance that they will be protected from reprisals or victimization for whistleblowing.

C.	Policy on Investor Complaints, Violations, and Whistleblowing.

This policy is intended to cover protections for Firm employees who raise concerns regarding issues including:

•	Investor Complaints/Concerns;
•	Incorrect financial reporting;
•	Unlawful activity;
•	Activities that are not in line with GH&A’s policy, including the Code; or
•	Activities, which otherwise amount to serious improper conduct
D.	Responsibilities
•	Requirement to Report Violations - All supervised persons shall promptly report to the Chief Compliance Officer or to their designee evidence of: (i) a violation of any Federal or state securities laws; (ii) a breach of fiduciary duty arising under any Federal or state securities laws; or (iii) a similar violation of Federal of state law by the Firm of any of the Firm’s supervised persons. Employees should report possible violations through the Firm’s internal whistleblower procedures before reporting them to any external regulatory agency.

◦	The Firm has made anonymous whistleblower reporting available via Lighthouse Services. Reports can be made online at lighthouseservices.com/garciahamiltonassociates or by calling 833-290-0001.
◦	Employees can also report directly to the Chief Compliance Officer.
•	Requirement to Review Violations - The CCO shall review all such reports and provide such reports to the Executive Management Committee. Upon receipt of such reports, the CCO will determine if an internal investigation is necessary. The Firm may consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary.

Should supervised persons of the Firm feel that their concerns are not promptly and adequately addressed by the Firm’s internal compliance system, employees may also direct inquiries or reports to the SEC through its website or by mailing or faxing a Form TCR to: SEC Office of the Whistleblower (c/o ENF-CPU); 14420 Albemarle Point Place, Suite 102, Chantilly, VA 20151-1750 or Fax: (703) 813-9322.

It is understandable that whistleblowers are sometimes worried about possible repercussions. The Firm aims to encourage openness and will support individuals who raise genuine concerns in good faith under the Code, even if they turn out to be mistaken. Personnel will not suffer detrimental treatment as a result of raising a concern in good faith. Detrimental treatment includes dismissal, demotion, disciplinary action, threats or other unfavorable treatment connected with raising a concern. If any employees believe that they have suffered any such treatment, they should inform the CCO immediately.

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Garcia Hamilton & Associates, LP - GH&A Code of Ethics	V. Investor Complaints, Violations, and Whistleblowing

All covered associates are prohibited from threatening or retaliating against whistleblowers in any way. Anyone involved in such conduct will be subject to disciplinary action. Alternatively, if the Firm concludes that a whistleblower has maliciously made deliberately false allegations, in bad faith or with a view to personal gain, the whistleblower may be subject to disciplinary action

E.	Oversight.

The Chief Compliance Officer shall be responsible for implementing, monitoring, and enforcing the Firm’s policies and procedures regarding investor complaints, unlawful activities, and whistleblower reports

F. Acknowledgement. The Firm requires that all employees acknowledge in writing that they understand and agree to comply with the Firm’s investor complaint, violations, and whistleblowing policy upon hire as well as annually. In addition, receipt of any amendments to the Code will require an acknowledgement by employees.

G. Education. The Firm will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind issues to remind employees of their obligations, any amendments and regulatory changes.

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